SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                               [ALAMO GROUP INC.]
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                               [ALAMO GROUP LOGO]

                                ALAMO GROUP INC.
                             1502 EAST WALNUT STREET
                               SEGUIN, TEXAS 78155



Dear Fellow Stockholders:

      You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Alamo Group Inc. to be held on Tuesday, May 2, 2000, at 9:00 a.m. local time, at the Hilton Palacio del Rio Hotel, 200 South Alamo, San Antonio, Texas. We hope that you will be able to attend the meeting. Matters on which action will be taken at the meeting are explained in detail in the notice of meeting and proxy statement accompanying this letter.

      In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

      WHETHER OR NOT YOU EXPECT TO BE PRESENT AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE MARK, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

      Thank you for your support.  We hope to see you at the meeting.





Donald J. Douglass
Chairman of the Board
March 31, 2000

                                ALAMO GROUP INC.
                             1502 East Walnut Street
                               Seguin, Texas 78155



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 2, 2000

To the Stockholders of
Alamo Group Inc.

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alamo Group Inc. (the "Company") will be held at the Hilton Palacio del Rio Hotel, 200 South Alamo, San Antonio, Texas, on Tuesday, May 2, 2000, at 9:00 a.m. local time, for the following purposes:

      (1) To elect seven (7) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

      (2) To approve the appointment of Ernst & Young LLP as the Company's auditors for the 2000 fiscal year; and

      (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

      In accordance with the By-Laws of the Company, the Board of Directors has fixed the record date for the meeting at March 15, 2000. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

      Stockholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly. A return envelope is enclosed for that purpose.

      A complete list of stockholders entitled to vote at the meeting, showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of twelve days commencing April 21, 2000, at the offices of the Company's Counsel which is Oppenheimer, Blend, Harrison and Tate, Inc. located at 711 Navarro, Suite 600, San Antonio, Texas 78205-1796


                                          By Order of the Board of Directors



                                          Robert H. George
                                          Secretary

Dated: March 31, 2000

                                ALAMO GROUP INC.
                             1502 East Walnut Street
                               Seguin, Texas 78155


                                 PROXY STATEMENT

      The accompanying Proxy, mailed on or about March 31, 2000, is solicited by the Board of Directors of Alamo Group Inc., a Delaware corporation (the "Company"), to be voted at the 2000 Annual Meeting of Stockholders to be held on May 2, 2000, and at any adjournments thereof. The meeting will be held at 9:00 a.m. local time, at the Hilton Palacio del Rio Hotel, 200 South Alamo, San Antonio, Texas. This Proxy Statement and the accompanying Proxy are being mailed to Stockholders on or about March 31, 2000. The Annual Report of the Company for 1999, including financial statements, is enclosed.


                               VOTING AND PROXIES

      Only holders of record of common stock of the Company at the close of business on March 15, 2000 (the "Record Date"), shall be entitled to vote at the meeting. There were 9,735,809 of 20,000,000 authorized shares of common stock, par value $.10 per share ("Common Stock"), of the Company issued and 9,695,209 shares of common stock outstanding on the Record Date. Each share of Common Stock is entitled to one vote. Any Stockholder giving a proxy has the power to revoke the same at any time prior to its use by giving notice in person or in writing to the Secretary of the Company.

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the 2000 Annual Meeting of Stockholders and any adjournment thereof.

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present for purposes of determining the presence of a quorum. Abstentions may be specified on all proposals except the election of directors. Abstentions are present and entitled to vote for purposes of determining the approval of any matter submitted to the stockholders for a vote and will thus have the same effect as a negative vote for the item on which the abstention is noted. If a broker indicates on a proxy that it does not have the discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present and entitled to vote with respect to that matter.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

      Listed in the following table are the only beneficial owners that the Company is aware of as of February 25, 2000, of more than five percent of the Company's outstanding Common Stock. In addition, this table includes the outstanding voting securities beneficially owned by its directors, its executive officers that are listed in the Summary Compensation Table and by its directors and executive officers as a group.

                                         AMOUNT AND NATURE
              BENEFICIAL OWNER             OF BENEFICIAL          PERCENT OF
              OF COMMON STOCK               OWNERSHIP(1)           CLASS(2)
       -------------------------------  --------------------  -----------------

       Capital Southwest Venture               2,821,300 (3)       29.1%

       Donald J. Douglass                      1,130,540 (4)       11.7%

       EQSF Advisors, Inc.                     1,001,900 (5)       10.3%

       Harris & Associates L.P.                  799,700 (6)        8.2%

       T. Rowe Price Associates, Inc.            626,000 (7)        6.5%

       Oran F. Logan                             187,150 (8)        1.9%

       Ronald A. Robinson                         20,000             *

       O.S. Simpson, Jr.                          25,280 (9)         *

       William R. Thomas                              -  (10)

       James B. Skaggs                               100             *

       David H. Morris                                -

       Jerry E. Goldress                          18,000             *

       Robert H. George                           13,050             *

       Richard J. Wehrle                           2,360             *

       Geoffrey Davies                               750             *

       Ian Burden                                  1,600             *

       John C. Moon                                9,600             *

       All Directors and Executive
       Officers as a Group (13 Persons)        1,408,430           14.5%

------------------------
*  Less than 1% of class

(1) In each case the beneficial owner has sole voting and investment power, except as otherwise provided herein.

(2) The calculation of percent of class is based on the number of shares of Common Stock outstanding as of February 29, 2000, 9,695,209 shares.

(3) Includes shares purchased by Capital Southwest Corporation ("Capital Southwest"), the parent corporation of Capital Southwest Venture Corporation. Mr. Thomas, a director of the Company, serves as Chairman of the Board and President of both Capital Southwest Venture Corporation and Capital Southwest Corporation and shares voting and investment power with respect to the shares of Common Stock owned by Capital Southwest Venture Corporation and Capital Southwest Corporation. Mr. Thomas, personally, disclaims beneficial ownership of these shares. Capital Southwest held warrants to purchase 62,500 shares of common stock at $16.00 per share that were exercisable and set to expire on January 3, 2000. Capital Southwest elected not to exercise the warrants.

(4) Includes 20,000 shares of non-qualified options exercisable for a period of three years from January 30, 2000. Includes 65,145 shares owned by The Douglass Foundation, a non-profit organization of which Mrs. Douglass is the President; 110,000 shares in the Douglass Charitable Remainder Unitrust, of which Mr. Douglass is trustee; 310,000 shares in the Douglass Charitable Lead Unitrust of 2000 of which Mr. Douglass is trustee; 63,100 shares owned by Helen D. Douglass, Mr. Douglass' wife. Various members of Mr. Douglass' family hold shares of stock of the Company which are not included in this table. Mr. Douglass disclaims beneficial ownership of these shares.

(5) Based on a schedule 13G dated February 4, 2000 by which EQSF Advisors, Inc. reported that as of December 31, 1999, it or M. J. Whitman Advisors, Inc. or Martin J. Whitman, individually had shared voting power over none of such shares, sole voting power over 1,001,900 such shares, and sole dispositive power over 1,001,900 of such shares. EQSF Advisors, Inc. has beneficial ownership in 873,700 shares. M. J. Whitman Advisors, Inc. has beneficial ownership in 128,200 shares. Martin J. Whitman individually disclaims beneficial ownership of these shares.

(6) Based on a Schedule 13G dated January 17, 2000, by which Harris Associates L.P. reported that as of December 31, 1999, it or Harris Associates Inc. had shared voting power over 799,700 such shares, sole voting power over none of such shares and sole dispositive power over 577,350 such shares. Harris Associates L.P. and Harris Associates Inc. have beneficial ownership in 799,700 shares.

(7) Based on a Schedule 13G dated February 12, 2000, by which T. Rowe Price Associates, Inc. reported that as of December 31, 1999, it or T. Rowe Price Small Cap Value Fund, Inc. had shared voting power over none of such shares, sole voting power over 626,000 of such shares, and sole dispositive power over 641,000 of such shares. T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc. have beneficial ownership in 641,000 shares.

(8) Excludes 100 shares owned by Mr. Logan's wife. Mr. Logan disclaims beneficial ownership of these shares.

(9) Excludes 13,916 shares owned by Mr. Simpson's wife. Mr. Simpson disclaims beneficial ownership of these shares.

(10) See footnote 3, above.


                          ITEM 1: ELECTION OF DIRECTORS

      The By-Laws of the Company provide that the number of directors which shall constitute the whole board shall be fixed and determined from time to time by resolution adopted by the Board of Directors. Currently, the size of the Board of Directors has been fixed at seven (7) directors. Each director elected at the annual meeting will serve until the next annual meeting of stockholders or until his successor is elected and qualified. Unless otherwise instructed, shares represented by properly executed proxies in the accompanying form will be voted for the individuals nominated by the Board of Directors set forth below. Oran F. Logan resigned as member of the Board of Directors and the Company does not plan on filling this vacancy prior to the Annual Meeting of Stockholders. As detailed below, the Compensation/Nomination Committee has nominated Jerry E. Goldress to stand for election. Although the Board of Directors anticipates that the listed nominees will be able to serve, if at the time of the meeting any such nominee is unable or unwilling to serve, such shares may be voted at the discretion of the proxy holders for a substitute nominee. Certain information concerning such nominees and the other directors, including all positions with the Company and principal occupations during the last five years, is set forth below:


                 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

      Donald J. Douglass, age 68, founded the Company in 1969 and has served as Chairman of the Board and Chief Executive Officer of the Company since 1969. Mr. Douglass resigned his position as Chief Executive Officer on July 7, 1999 and his position as an employee of the Company on December 31, 1999, but continues to serve as a director and Chairman of the Board for the Company.

      Ronald A. Robinson, age 48, was appointed President, Chief Executive Officer and director of the Company on July 7, 1999. Mr. Robinson had previously been President of Svedala Industries, Inc. the U.S. subsidiary of Svedala Industries AB of Malmo, Sweden, a leading manufacturer of equipment and systems for the worldwide construction, mineral processing and materials handling industries. Mr. Robinson joined Svedala in 1992 when it acquired Denver Equipment Company of which he was Chairman and Chief Executive Officer.

      Jerry E. Goldress, age 69, is Chairman and CEO of Grisanti, Galef & Goldress, Inc. ("GGG"), a turnaround management consulting firm. Mr. Goldress has been with GGG since 1973 and has been its Chairman since 1981. In his consulting capacity, he has been President of more than one hundred manufacturing, distribution, and retail organizations.

      David H. Morris, age 58, has been a director of the Company since 1996 and is currently Chief Operating Officer of YardMart.com. YardMart.com offers customers the opportunity to purchase recognizable brand name yard and garden products via the Internet. Mr. Morris had retired as President and Chief Operating Officer of The Toro Company on November 1995. He had served in this capacity since December 1988. Mr. Morris was first employed by Toro in February 1979 and served in various executive capacities with Toro and its subsidiaries.

      O. S. Simpson, Jr. age 64, has been a director of the Company since 1969. Mr. Simpson has served as the Chairman and CEO of Toddy Products, Inc., a manufacturer of gourmet coffee, tea concentrates, and coffee makers, since 1964.

      James B. Skaggs, age 62, has been a director of the Company since 1996 and retired as Chairman of the Board, Chief Executive Officer and President of Tracor, Inc. in June 1998. Tracor provides leading edge technology to government and commercial customers worldwide in the areas of information systems, aerospace, and systems engineering. Mr. Skaggs had been Tracor's CEO, President and Director since November 1990 and its Chairman of the Board since December 1993.

      William R. Thomas, age 71, has been a director of the Company since 1969. Since 1980, Mr. Thomas has been President, and since 1982, Chairman of the Board, of Capital Southwest Corporation, a publicly owned venture capital investment company located in Dallas, Texas.



                   ADDITIONAL INFORMATION CONCERNING DIRECTORS

      None of the nominees for director or the executive officers of the Company has a family relationship with any of the other executive officers or other nominees for director. Except for Mr. Skaggs, Mr. Thomas and Mr. Goldress, none of the directors or nominees is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940. Mr. Skaggs is a director of DTM Corporation. Mr. Thomas is a director of Capital Southwest Corporation, Encore Wire Corporation, Mail-Well, Inc. and Palm Harbor Homes, Inc. Mr. Goldress is a director of K2 Inc., Applied Magnetics Corp. and Frontier Insurance Group, Inc.

      VOTE REQUIRED. A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING IS REQUIRED FOR THE ELECTION OF EACH INDIVIDUAL NOMINATED BY THE BOARD OF DIRECTORS. ALL PROXIES WILL BE VOTED FOR UNLESS A CONTRARY CHOICE IS INDICATED.


                THE BOARD HAS APPROVED THE SLATE OF DIRECTORS AND
                   RECOMMENDS ITS APPROVAL BY THE STOCKHOLDERS


                      MEETINGS AND COMMITTEES OF THE BOARD

      During the fiscal year ended December 31, 1999, the Board of Directors held eight meetings. All members of the Board attended at least 75% of the meetings.

      The Audit Committee of the Board of Directors, which consisted of Messrs. Graf, Morris, and Simpson, met three times during fiscal 1999. All committee members were present at the meetings except Mr. Simpson who missed one meeting. Mr. Skaggs replaced Mr. Graf upon his resignation/retirement effective December 31, 1999. The functions of the Audit Committee are to recommend the appointment of the Company's independent auditors, to review the arrangements for and the scope of the annual audit, and to review internal accounting controls.

      The Compensation/Nomination Committee of the Board of Directors, which consisted of Messrs. Morris, Skaggs, Simpson and Thomas, met three times during fiscal 1999. The committee members were present at all the meetings. The functions of the Compensation/Nomination Committee are to review and make recommendations concerning the compensation of officers and other key management personnel, including the granting of stock options and the nomination of directors and executive officers of the Company. The Compensation/Nomination Committee does not consider nominees recommended by stockholders of the Company.

                 REPORT OF THE COMPENSATION/NOMINATION COMMITTEE


      THE FOLLOWING PARAGRAPHS CONSTITUTE THE REPORT OF THE COMPENSATION/NOMINATION COMMITTEE OF THE BOARD OF DIRECTORS (THE "COMMITTEE") ON EXECUTIVE COMPENSATION POLICIES. IN ACCORDANCE WITH RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION, THIS REPORT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY STATEMENTS OR REPORTS FILED BY THE COMPANY WITH THE SEC THAT DO NOT SPECIFICALLY INCORPORATE THIS REPORT BY REFERENCE.

      The goals of the Company's compensation program are to attract, retain and motivate competent executive officers who have the experience and ability to contribute materially to the long-term success of the Company. The principal elements of compensation for executive officers are base salary, incentive payments and stock options.

      Base salaries were determined by the Committee in March 1999, effective May 1, 1999, for each of the executive officers and key managers on an individual basis, taking into consideration individual contributions to the Company's performance, length of tenure with the Company, surveys of compensation levels of comparable positions and internal equities among positions. Among other things, the Committee considered each officer's and key manager's contributions to the success of the Company's business in recent years and to its foundation for sustained earnings growth, as well as each participant's role in achieving a higher level of customer satisfaction, increased market penetration, and efficient utilization of assets and employees in his area of responsibility.

      The base salary levels for Donald J. Douglass, Chairman and Chief Executive Officer, and Oran F. Logan, President and Chief Operating Officer, were determined by the Committee in March 1999 effective May 1, 1999. Subsequently, Mr. Douglass resigned as Chief Executive Officer on July 7, 1999, but continued to serve as Chairman of the Board and as an employee of the Company until December 31, 1999, after which he continued to serve as Chairman of the Board, but not as an employee. Mr. Logan resigned as President and Chief Operating Officer effective July 7, 1999, after which he continued to serve as a director and has agreed to provide consulting services to the Company. Ronald A. Robinson was appointed President and Chief Executive Officer on July 7, 1999, at the base salary level determined by the Committee effective that date. The base salary levels for all of the aforementioned officers were determined by the Committee based on those factors described in the preceding paragraph.

      In addition to base salaries, certain executive officers and key managers received cash incentive payments in April 1999, the amounts of which were determined by the Committee on a discretionary basis, taking into consideration both individual performance and the Company's overall performance during the prior fiscal year. The Committee approved incentive payments to participating employees in an aggregate amount of $170,325. The President and Chairman of the Board did not receive any incentive payments. These payments were expensed and paid in 1999.

      During 1999, the Committee adopted a revised version of the Alamo Group Incentive Compensation Plan ("ICP"). The ICP is a cash incentive plan which allows the Committee to reward certain of the Company's upper and mid-level managers based upon three factors: the overall performance of the Company, the performance of the segment of the Company in which the employee is expected to contribute and the individual performance of the respective employee. ICP payments include a 75% objective component, with the remaining 25% based on subjective criteria. During February 2000, pursuant to the ICP, the Committee approved total incentive payments to participating employees, including the President and the Chairman of the Board, of $394,181. These payments were accrued in 1999 and payments were made during March 2000.

      During 1999, the Committee approved a supplemental retirement benefit for Mr. Douglass which will be paid at $20,441 per quarter over a period of 14 1/2 years beginning in the year 2000. The single sum cost of the benefit based on an assumed annual yield of 8% is $707,493, all of which was expensed during 1999. Also during 1999, the Committee recommended and the Board of Directors approved the Company entering into a Consulting and Non-Competition Agreement with Mr. Logan following his resignation. The Company entered into this agreement effective July 7, 1999, for a period of 2 1/2 years from that date. The aggregate cost of the agreement is $400,000, all of which was expensed during 1999.

      From time to time, the Committee has also granted stock options to executive officers and key employees to align their long-term interests with those of the stockholders. Stock options are granted at exercise prices not less than the fair market value of the stock on the date of grant and thus will have no value unless the value of the Company's stock appreciates. The Committee believes that these options provide a significant incentive for the option holders to enhance the value of the Company's common stock by continually improving the Company's performance.

      On August 31, 1999, the stockholders of the Company approved the 1999 Non-Qualified Stock Option Plan ("1999 NQSO Plan") for executive, managerial, professional or technical employees of the Company, and reserved 400,000 shares of Common Stock for issuance pursuant to stock options. The Committee recommended and the Board of Directors approved granting Non-Qualified Options to purchase 200,000 shares of the Company's Common Stock to Mr. Robinson. The exercise price for these shares was $8.9375 per share, the closing price of the Company's Common Stock on the grant date.

      On August 31, 1999, the stockholders of the Company also approved amendments to the 1994 Incentive Stock Option Plan ("1994 ISO Plan") to correct certain ambiguities and administrative problems with the existing plan. Upon recommendation by the Committee and approval by the Board of Directors of the Company, Incentive Stock Options to purchase 50,000 shares were granted to Mr. Robinson at an option price of $8.9375 per share and Incentive Stock Options to purchase 51,000 shares were granted to other executive officers and key members of management, at an option price of $9.25 per share. Both option prices were the closing price of the Company's Common Stock on the grant date. As of December 31, 1999, Incentive Stock Options to purchase 101,000 shares remain outstanding and options on 174,600 shares were available for grant.


Dated:   March 31, 2000
                                          William R. Thomas, Chairman
                                          David H. Morris
                                          O.S. Simpson, Jr.
                                          James B. Skaggs

                     COMPENSATION OF OFFICERS AND DIRECTORS

      The following table sets forth a summary of compensation for the fiscal year ended December 31, 1999, paid by the Company to the Company's Chairman of the Board, Donald J. Douglass and the five highest paid executive officers of the Company, as well as the compensation paid to each such individual during the Company's last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                             LONG TERM
                                                            COMPENSATION
                                   ANNUAL COMPENSATION         AWARDS
                              ----------------------------- ------------
                                                             SECURITIES
                                                             UNDERLYING    ALL OTHER
                              FISCAL  SALARY      BONUS       OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR    ($)    ($)(4)(5)(6)      (#)          ($)(7)
---------------------------   -----  -------   ------------ ------------  ------------
Donald J. Douglass
 Chairman of the Board and    1999   200,000       3,750         --         20,400
 Former Chief Executive       1998   200,000      54,250         --         20,400
 Officer(1)                   1997   200,000     105,000         --         85,673

Ronald A. Robinson            1999   125,314(3)     --           --          1,864
 President and Chief          1998      --          --           --           --
 Executive Officer(2)         1997      --          --           --           --

Oran F. Logan                 1999   116,667        --           --        128,469(8)
 Former President and         1998   200,000      44,250         --          8,595
 Chief Executive Officer(2)   1997   200,000      85,000         --         57,906

Geoffrey Davies               1999   110,595      24,000         --          8,741
 Managing Director            1998   108,679      44,195         --         12,010(9)
 Alamo Group (EUR) Ltd.       1997   100,173      43,711         --         11,555(9)

Ian Burden(10)                1999   104,000      24,475         --          5,592
 Vice President               1998    98,667      17,085         --          4,015
 Alamo Marketing              1997    95,000      29,100         --          3,184

John C. Moon(10)              1999   109,974      10,415         --          4,133
  Vice President              1998    95,167      12,559         --          3,283
  Ag Marketing                1997    88,333      28,100         --            825

(1) Mr. Douglass resigned as Chief Executive Officer on July 7, 1999, but continued to serve as Chairman of the Board and as an employee of the Company.

(2) Mr. Robinson was appointed President and Chief Executive Officer on July 7, 1999.

(3)  Represents a partial salary for Mr. Robinson.

(4)  Discretionary bonuses approved and paid in 1999

(5) Bonuses for 1998 include the 1998 Subjective Bonuses and certain discretionary bonuses paid in 1998.

(6) Bonuses for 1997 include an Objective Bonus earned in 1997 but not paid until 1998 and a discretionary bonus paid in 1997.

(7)  The amounts represent the employee's contribution under the Alamo Group
     (USA) Inc. tax-qualified plan (the "401(k) Plan"). In the case of Mr. Douglass and Mr. Logan the amounts also include restoration payments pursuant to the Alamo Group Inc. 401(k) Restoration Plan (the "Restoration Plan"). In 1997 matching contributions that would have been made under the Company's 401(k) Plan for fiscal years from 1989 to 1997 were $65,873 and $49,889 for Mr. Douglass and Mr. Logan respectively. The purpose of the matching contributions that would have been or would be made under the Company's 401(k) plan but were or would be foregone due to certain limitations on contributions to 401(k) plans in the Internal Revenue Code of 1986, as amended and in effect from time to time. The amounts also include life insurance premiums paid by the Company in the amount of $13,600 and $2,492 for Mr. Douglass and Mr. Logan, respectively, for each of fiscal 1997, 1998 and only Mr. Douglass in 1999.

(8) Also includes $83,333 in payments under the Consulting and Non-Competition Agreement dated July 7, 1999 between the Company and Mr. Logan, and $35,778 in compensation relating to the remaining value of Mr. Logan's airpass previously purchased by the Company.

(9) The amount reflects Alamo Group (EUR) Ltd. contribution to Mr. Davies' retirement plan in the United Kingdom.

(10) Mr. Burden and Mr. Moon are Vice Presidents-Marketing of Alamo Group (USA) Inc., a wholly-owned subsidiary of the Company.

                    AGGREGATED OPTION GRANTS AND EXERCISES IN
              LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


      The following table presents information with respect to stock options owned by the named executive officers at December 31, 1999. No stock options were exercised by the named executives during the fiscal year ended December 31, 1999.

                                           NUMBER OF
                                          SECURITIES
                                          UNDERLYING       VALUE OF UNEXERCISED
                                      UNEXERCISED OPTIONS  IN-THE-MONEY OPTIONS
                                         AT FY-END (#)        AT FY-END ($)
                                        EXERCISABLE(E)/    EXERCISABLE(E)(1)/
                       NAME             UNEXERCISABLE(U)   UNEXERCISABLE(U)(2)
                       ----           -------------------  --------------------
                 Donald J. Douglass        20,000 E                 --

                 Ronald A. Robinson(3)    200,000 U            212,500 U

                 Ronald A. Robinson(4)     50,000 U             53,125 U

                 Robert H. George           5,000 U              3,750 U

                 Richard J. Wehrle          5,000 U              3,750 U

                 Ian Burden                10,000 U              7,500 U

                 Geoffrey Davies           10,000 U              7,500 U

                 John C. Moon              10,000 U              7,500 U

                 All Others                11,000 U              8,250 U

(1) Values of exercised options at year end were calculated based upon a fiscal year-end market price of $10.00 per share. At fiscal year end, none of the options were in-the-money.

(2) As of December 31, 1999, all unexercised options were not vested. The value of unexercised options at year end were calculated based upon a fiscal year-end market price of $10.00 per share.

(3)  Represents non-qualified options for Mr. Robinson.

(4)  Represents Incentive Stock Options for Mr. Robinson


DIRECTOR COMPENSATION

      At present, each director receives $1,000 for each meeting of the Board of Directors attended in person, $500 for each meeting of any committee thereof attended in person, and $500 for each meeting of the Board of Directors or any meeting of any committee thereof attended by phone. The Company pays directors who are not employees of the Company an additional $12,000 retainer per year. For fiscal 1999, all payments to directors were subject to an annual aggregate limit in fees per director, exclusive of expense reimbursements. The Board of Directors waived the annual aggregate limit for fiscal 1999 because of the additional meetings related to the proposed merger with WEC Company. Beginning in May 2000, payments to directors will no longer be subject to an annual aggregate limit and only outside directors will be compensated for attending meetings of the Board of Directors or any committee thereof. Directors are reimbursed for reasonable expenses incurred as a result of attending meetings of the Board or committees thereof.

EMPLOYMENT AGREEMENTS

      All executive officers of the Company serve at the discretion of the Board of Directors. The executive officers are appointed to their positions by the Board until the next annual meeting of directors or until their successors have been duly qualified and elected.

      In April 1998, Severance Agreements were granted to certain officers and key managers. The Agreements would become effective in the event of a change in control and they provide salary continuation for periods ranging from twelve
(12) to eighteen (18) months. These Agreements expired on June 30, 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In 1990 and 1997, the Company loaned amounts totaling $700,000 and $270,000 respectively to Mr. Douglass. In 1997 and 1998, the Company loaned $310,000 and $20,000 respectively to Mr. Logan. Proceeds from these loans were used to pay personal income taxes resulting from the exercise of non-qualified options. The principal balance bears interest at the mid-term Applicable Federal Rate which was 5.85% as of December 31, 1999 and is payable quarterly. On December 31, 1999, pursuant to approval of the Board of Directors, Mr. Douglass' $700,000 loan was renewed with a maturity date of December 31, 2002. Mr. Douglass's loan for $270,000, matures on December 31, 2006. At December 31,1999, the outstanding principal balance on the loans to Mr. Douglass were $700,000 and $270,000. Mr. Douglass's loans are secured by 100,000 shares of the Company's Common Stock. On August 24, 1999, the Company agreed to purchase 34,700 shares of Mr. Logan's stock in the Company at $9.875 per share which was the closing price on the date of purchase. The proceeds from this purchase were used to pay off Mr. Logan's loans to the Company of $310,000 and $20,000, respectively, plus accrued interest.

      Pursuant to the Company's Executive Loan Program (the "Loan Program") the Company may make loans from time to time to the Chief Operating Officer, any Vice President or any other employee of the Company designated by the Compensation/Nomination Committee of the Board of Directors ("Qualified Borrowers") to purchase stock of the Company. All loans are secured by the pledge of the shares being purchased. Under the Loan Program, the maximum aggregate amount which the Chief Operating Officer may borrow is $400,000 and the maximum aggregate amount any other Qualified Borrower may borrow is $200,000. Each loan under the Loan Program bears interest, payable quarterly, at the base rate of interest as published by Bank of America, N.A. As of the date hereof, there is outstanding under the Loan Program a total of $110,807 and $105,185 from Mr. George and Mr. Moon respectively and an aggregate of $100,703 from all other Qualified Borrowers. During 1999, Mr. Logan had an outstanding loan under the Loan Program of $320,000. Mr. Logan paid off in full the principal amount and accrued interest on the loan.

       On August 31, 1999, the Board of Directors amended the Executive Loan Program to state that no new loans would be made under the program and all outstanding loans were renewed and extended for five years from December 31, 1999, with interest payable quarterly and a requirement that at least 10% of the original loan amount be paid annually with the first such payment due March 31, 2001. All other terms and conditions of the notes and security agreements remain unchanged.

      The Company paid the premium for the life insurance policy in the face amount of $500,000 for Mr. Douglass. In the event of the death of Mr. Douglass, the proceeds from the applicable insurance policy will be applied to the payment of any outstanding loans the decedent may have from the Company, with the balance, if any, going to his estate. Beginning with the retirement of Mr. Douglass effective December 31, 1999, the premium for the life insurance policy will be paid for by Mr. Douglass individually.

      The Company entered into a Consulting and Non-Competition Agreement with Mr. Logan following his resignation on July 7, 1999. This agreement is in effective for a period of 2 1/2 years from that date. The aggregate cost of this agreement is $400,000, all of which was expensed during 1999.

      Management believes that the transactions described above were on terms no less favorable to the Company than otherwise available from unaffiliated third parties. Any future transactions between the Company and its officers, directors, principal stockholders, affiliates or advisors will be on terms no less favorable to the Company than those reasonably obtainable from third parties and will be approved or ratified by a majority of the Company's independent directors.

                          STOCK PRICE PERFORMANCE GRAPH

      The following graph sets forth the cumulative total return to the Company's Stockholders during a five-year period ended December 31, 1999, as well as the performance of an overall stock market index (S&P 500 Index) and the Company's selected peer group index (Russell 2000 Index).

      The Company believes that there does not exist a representative industry peer group of companies with a similar business segment profile. The Securities and Exchange Commission has indicated that companies may use a base other than industry or line of business for determining its peer group index, such as an index of companies with similar market capitalization. Accordingly, the Company has selected the Russell 2000 Index, a widely used small market capitalization index, to use as a representative peer group.

                    COMPARISON OF FIVE YEAR CUMULATIVE RETURN

      Among S&P 500 Index, Russell 2000 Index, and Alamo Group Inc. ("ALG")

                 [LINEAR GRAPH PLOTTED FROM PLOT POINTS BELOW]

Alamo Group Inc (ALG)

                              CUMULATIVE TOTAL RETURN
                      ----------------------------------------
                      12/94  12/95  12/96  12/97  12/98  12/99


ALAMO GROUP INC.       100    114    111    144     78     73

S & P 500              100    138    169    226    290    351

RUSSELL 2000           100    127    155    204    191    188

The graph assumes $100.00 invested on December 31, 1994 in the Company's Common Stock or in the S&P 500 Index or Russell 2000 Index including reinvestment of dividends.

                             Graph produced by Research Data Group, Inc. 3/16/00

                         ITEM 2. APPOINTMENT OF AUDITORS

      The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors to examine the financial statements of the Company for the 2000 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

      A proposal will be presented at the Annual Meeting to ratify the reappointment of Ernst & Young LLP as the Company's independent auditors. If stockholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The Board of Directors recommends that the stockholders approve the appointment of Ernst & Young LLP.

      VOTE REQUIRED. THE AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING IS REQUIRED. ALL PROXIES WILL BE VOTED FOR ADOPTION UNLESS A CONTRARY CHOICE IS INDICATED.
                      THE BOARD HAS APPROVED APPOINTMENT OF
                                ERNST & YOUNG LLP
                 AND RECOMMENDS ITS APPROVAL BY THE STOCKHOLDERS


           SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      During 1999, Richard J. Wehrle was late filing a Form 4 reporting the sale of Common Stock. Oran F. Logan was late filing a Form 4 covering sale of Common Stock and failed to file a Form 4 covering sale of Common Stock, but he did timely file a Form 5 covering this sale. The Company was late filing a Form 3 when Ronald A. Robinson was elected President and Chief Executive Officer.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

      Proposals of stockholders intended to be presented at the 2001 Annual Meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received in writing by the Company at its principal executive offices not later than November 27, 2000. The Company's principal executive offices are located at 1502 East Walnut Street, Seguin, Texas, 78155. Please direct all such proposals to the attention of the President of the Company.

      If a stockholder intends to present business at the 2001 Annual Meeting other than pursuant to Rule 14a-8, to be considered timely pursuant to Rule 14a-4(c), the Company should receive notice of the proposal at least 45 days before the date on which the Company first mailed its proxy materials for the prior year's Annual Meeting of stockholders. Therefore, to be considered timely, the Company should receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than February 15, 2000.


                               PROXY SOLICITATION

      The cost of soliciting proxies will be borne by the Company. Proxies may be solicited through the mail and through telephonic communications, or meetings with Stockholders or their representatives by directors, officers and other employees of the Company who will receive no additional compensation therefor.

      The Company requests persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.

                                  OTHER MATTERS

      No business other than the matters set forth in this Proxy Statement is expected to come before the meeting, but should any other matters requiring a vote of Stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying Proxy will vote thereon according to their best judgment in the interests of the Company. If any of the nominees for office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies may vote for another person in his place in what they consider the best interests of the Company.

      The Company will furnish free of charge to each person whose Proxy is being solicited, upon the written request of such person, a copy of the Company's Annual Report on Form 10-K including financial statements and schedules thereto filed with the Securities and Exchange Commission for the year ended December 31, 1999. Any request for exhibits should be in writing addressed to Robert H. George, Secretary, Alamo Group Inc., 1502 East Walnut Street, Seguin, Texas 78155.


                                    By Order of the Board of Directors



                                    Robert H. George
                                    Secretary
Dated:  March 31, 2000

PROXY

                                ALAMO GROUP INC.

                  PROXY FOR 2000 ANUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Donald J. Douglass, Ronald A. Robinson or Robert H. George or any one of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Alamo Group Inc. to be held at 9:00 a.m., local time, at the Hilton Palacio Del Rio Hotel, 200 South Alamo Street, San Antonio, Texas, Tuesday, May 2, 2000 on the following matters and in their discretion on any other matters which may come before the meeting or any adjournments thereof. Receipt of Notice-Proxy Statement dated March 31, 2000 is acknowledged.


                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                PLEASE MARK  [X]
                                                                YOUR VOTE AS
                                                                INDICATED IN
                                                                THIS EXAMPLE

--------------------------------------------------------------------------------
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
--------------------------------------------------------------------------------
ITEM 1 - Election of Directors

     FOR all nominees           WITHHOLD AUTHORITY      Donald J. Douglass
  (except as specified      to vote for all nominees    Jerry E. Goldress
         below)                  listed at right        David H. Morris
          [ ]                          [ ]              Ronald A. Robinson
                                                        O.S. Simpson, Jr.
                                                        James B. Skaggs
                                                        William R. Thomas

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)


             _______________________________________________________

--------------------------------------------------------------------------------
ITEM 2 - Proposal FOR ratification of appointment of     FOR   AGAINST   ABSTAIN
Ernst & Young LLP as the Company's auditors for 2000.    [ ]     [ ]       [ ]

ITEM 3 - In their discretion, upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned.

In the absense of such direction the proxy will be voted FOR the nominees listed in Item 1 and FOR the Proposal set forth in Item 2.

                                                I PLAN TO ATTEND THE MEETING [ ]

--------------------------------------------------------------------------------
                       (Sign exactly as name(s) appears at left. If shares are held jointly, each holder should sign. If signing for estate, trust or corporation, title or capacity should be stated.)


                       Please date, sign and return this Proxy in the enclosed business envelope.

                       Date:____________________________________________, 2000

                       _______________________________________________________

                       _______________________________________________________
                                  (Signature if held jointly)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE